AMENDMENT TO THE
PROFESSIONALLY MANAGED PORTFOLIOS
CUSTODY AGREEMENT

THIS AMENDMENT dated as of the 11th day of January, 2007, to the Custody Agreement, dated as of June 22, 2006, as amended (the "Custody Agreement"), is entered by and between Professionally Managed Portfolios, a Massachusetts business trust (the "Trust") on behalf of its separate series, the FundX Upgrader Fund, the FundX Stock Upgrader Fund, the FundX Aggressive Upgrader Fund, the FundX Conservative Upgrader Fund and the FundX Flexible Income Fund and U.S. Bank National Association, a national banking association (the "Custodian").

RECITALS

WHEREAS, the parties have entered into a Custody Agreement; and

WHEREAS, the parties desire to amend said Custody Agreement; and

WHEREAS, Article XIV, Section 14.2 of the Custody Agreement allows for its amendment by a written instrument executed by both parties.

NOW, THEREFORE, the parties agree as follows:

Exhibit D is hereby superseded and replaced with Exhibit D attached hereto.

Except to the extent amended hereby, the Custody Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

PROFESSIONALLY MANAGED PORTFOLIOS		U.S. BANK NATIONAL ASSOCIATION
By:	/s/Robert M. Slotky	By:	/s/Michael R. McVoy

Name:	Robert M. Slotky	Name:	Michael R. McVoy

Title:	President	Title:	Sr. Vice President